UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT

                                      under

                           The Securities Act of 1933


                           ONSCREEN TECHNOLOGIES, INC.


                         Commission File Number 0-29195


                           OnScreen Technologies, Inc.
                 (Name of Small Business Issuer in Its Charter)

 Colorado                             (7310)                     84-1463284
 -------------------------------------------------------------------------------
(State or jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
    incorporation or         Classification Code Number)     Identification No.)
      organization)

                600 NW 14th Avenue, Suite 100, Portland, OR 97209
                                 (503) 417-1700
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                           OnScreen Technologies, Inc.
                           2005 EQUITY INCENTIVE PLAN
                              (Full title of plan)



                           Charles R. Baker, President
                                 (503) 417-1700
                           OnScreen Technologies, Inc.
                600 NW 14th Avenue, Suite 100, Portland, OR 97209
            (Name, Address and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE


=============================================================================================================
--------------------------- ------------------- --------------------- --------------------- -----------------
Title of Securities to be      Amount to be       Proposed Maximum      Proposed Maximum       Amount of
        Registered          Registered (2) (3)   Offering Price Per    Aggregate Offering   Registration Fee
                                                     Share (1)             Price (1)
--------------------------- ------------------- --------------------- --------------------- -----------------
Common Stock,                   2,000,000              $0.22                $440,000              $107
$.001 par value
--------------------------- ------------------- --------------------- --------------------- -----------------

1. Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, based upon the closing price of the Registrant's common stock ($.22) as reported by OTC:BB on December 31, 2005.

2.    Represents 2,000,000 shares underlying the Registrants Equity Incentive
      Plan.

3. Plus such indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

4. This Registration Statement will become effective immediately upon filing with the Securities and Exchange Commission; however, any offers or sales of the securities covered by this Registration Statement by affiliates or the offer or sale of "control" securities shall only be made by the means of a reoffer prospectus which complies with the requirements of Form S-3 which reoffer prospectus shall be filed as a post-effective amendment to this Form S-8 Registration Statement in accordance with the general instructions to Form S-8.

Approximate date of proposed sales pursuant to the plan:

      As soon as practicable after this Registration Statement becomes effective.

                                     Part I

              Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                               REOFFER PROSPECTUS

                           OnScreen Technologies, Inc.
                    Common Stock (Par Value $0.001 Per Share)

This prospectus relates to the offer and sale from time to time by directors, officers and/or other employees and consultants, who may be considered our "affiliates", of up to 2,000,000 shares of our common stock which may be acquired pursuant to our 2005 Equity Incentive Plan, the names of whom are not known by the Registrant at the time of filing this Form S-8 Registration Statement. As the names and amounts of securities to be reoffered become known, the Registrant shall supplement this reoffer prospectus with that information as required by Rule 424(b) (section 230.424(b)). We will not receive any of the proceeds from sales by the selling shareholders.

The selling shareholders propose to sell the shares from time to time in transactions occurring either on or off the OTC:BB (or such other market, if any, on which our common stock may be listed or quoted) at prevailing market prices or at negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.

The selling shareholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any profit on the sale of shares of those selling shareholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act of 1933, as amended (the "Securities Act").

Our common stock is traded on the OTC:BB system under the symbol "ONSC.OB". On December 30, 2005 the closing price of our common stock as reported by the OTC:BB system was $0.22 per share.

We are paying all expenses of registration incurred in connection with this offering, but the selling shareholders will pay all brokerage commissions and other selling expenses.

See "Risk Factors" beginning on Page 4 of this prospectus for a discussion of certain risks and other factors that you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2006

                                TABLE OF CONTENTS
                                                                            Page

Where You Can Find More Information............................................6
The Company....................................................................7
Risk Factors...................................................................8
Beneficial Interest Table.....................................................15
Selling Shareholders..........................................................13
Use of Proceeds...............................................................16
Plan of Distribution..........................................................16
Legal Matters.................................................................17
Experts.......................................................................17
        Part II Information Required in the Registration Statement............17
Item 3 Incorporation of Documents byReference.................................17
Item 4 Description ofSecurities...............................................18
Item 5 Interests of Named Experts and Counsel.................................19
Item 6 Indemnification of Directors and Officers..............................19
Item 7 Exemption from Registration Claimed....................................19
Item 8 Exhibits...............................................................19
Item 9 Undertakings...........................................................22
Signatures....................................................................24

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference room located at 450 5th Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

We have filed with the SEC registration statements on Form S-8 under the Securities Act with respect to the common stock. This prospectus, which constitutes a part of those registration statements, does not contain all the information contained in those registration statements and their exhibits. For further information with respect to us and our common stock, you should consult those registration statements and their exhibits. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below in Item 3 of Part II, Information Required in the Registration Statement

We will provide without charge to each person to whom a copy of this prospectus is delivered a copy of any or all documents incorporated by reference into this prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies can be made by writing or telephoning us at OnScreen Technologies, Inc., 600 NW 14th Avenue, Suite 100, Portland, OR 97209, (503) 417-1700, fax (503) 417-1717.

Unless otherwise stated in this prospectus, references to "OnScreen", "Company", "we", "our" and "us" refer to OnScreen Technologies, Inc., a Colorado corporation.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements contained herein reflect the current views of OnScreen's management with respect to future events and financial performance. We use words such as "expects", "intends" and "anticipates" to indicate forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of OnScreen, including, but not limited to, our failure to continue to attract and retain personnel, loss of business from significant customers, failure to keep pace with technology, changing economic conditions, competition, and those other risks and uncertainties detailed in our periodic reports and registration statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

                                   THE COMPANY

OnScreen Technologies, Inc. (sometimes hereafter referred to as "OnScreen(TM)" or "the Company") is a Colorado corporation organized on April 21, 1998. The Company's principal place of business is located at 600 NW 14th Avenue, Suite 100, Portland, OR 97209. The Company is primarily focused on the marketing and sale of its sign display platform products under the names RediAlert(TM), RediAd(TM), Living Window(TM) and RediDMS(TM).

Our product lines utilize the OnScreen(TM) direct view LED (light emitting diode) sign display technology (sometimes referred to as the "OnScreen(TM) LED architecture" or "OnScreen(TM) technology" or "OnScreen(TM) LED technology"). The OnScreen(TM) LED architecture, incorporates a variety of patent pending designs of a new generation of bright LED products that provide key design improvements in wind load, heat dissipation, weight and brightness of LED sign displays. The Company's plan is to focus all of its resources on the commercialization of the OnScreen(TM) technology.

Our LED products are specially designed to provide display solutions into vertical markets including commercial and government. The commercial market targets include, but are not limited to, retail point of purchase stores. The government market targets are the Departments of Transportation, Homeland Security, Law Enforcement, Emergency Responders and FEMA.

The OnScreen(TM) LED architecture provides a platform for the production of LED display products in the current market that are lighter than competitive products and provide a corresponding reduction in wind loading. These architectural benefits yield products that could be easy to install, are portable and require less support infrastructure, which opens new markets for LED message display products.

Two product lines focus on the company's Redi-Alert(TM) Rapid Dispatch Emergency Signs and Redi-Ad(TM) Rapid Dispatch Advertising Signs target markets. These lines of LED products provide the world's first truly portable LED products for Emergency Response and commercial advertising using the OnScreen(TM) LED sign technology. Powered and transported by any vehicle, these products give highly visible emergency information or advertising messages in less than five minutes of set up time. The RediAd(TM) product line is specifically developed for special event advertising where message visibility is key and space for signage is at a premium.

A third product, focused on the commercial marketplace, is Living Window(TM); a unique display for commercial advertising that is both see-through and bright. The see-through capability allows outside light through the sign while not obstructing sight through the window from the inside. Because of the light weight and manner of installation, integrity of the building is not disturbed. As a featured option, all of the Company's products can be controlled and messages changed wirelessly from nearly any location within the continental United States.


                                  RISK FACTORS

Set forth below and elsewhere in this reoffer prospectus and in other documents the Company files with the Securities and Exchange Commission are risks and uncertainties that could cause the Company's actual results to differ materially from the results contemplated by the forward-looking statements contained in this reoffer prospectus and other public statements the Company makes.

Our limited operating history makes evaluating our business and prospects difficult.

We have been involved in the LED based business since July 2001, but have only recently begun to direct all of our efforts to commercialization of the OnScreen(TM) technology. Our limited operating history in this industry and the unproven nature of the OnScreen(TM) technology makes an evaluation of our future prospects very difficult. To date we have not achieved profitability and we cannot be certain that we will sustain profitability on a quarterly or annual basis in the future. You should carefully consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving technology.

We have all the risks of a new product developer in the LED technology business.

The Company, as the owner of the OnScreen(TM) LED sign technology patents, assumed the responsibility for completing the development of the OnScreen(TM) technology as well as determining which products to commercialize utilizing the OnScreen(TM) technology. Because this is a new and unproven technology, there is a risk that the technology, operation and development could be unsuccessful or that the products, if any, developed with the OnScreen(TM) technology will not be marketable. Such failures would negatively affect our business, financial condition and results of operations.

There is no assurance we will achieve profitability.

To date we have not received significant revenue from the OnScreen(TM) technology. We have focused our scope of operation to the singular product line of the OnScreen(TM) LED sign technology. For the year ended December 31, 2005 we had a net loss of $8,482,125. We will need to begin generating significant revenues from the OnScreen(TM) LED architecture product line to offset current operational and development losses if the Company is to cover its current overhead expenses and cover further development and marketing expenses. There is no assurance that we will achieve profitability.

During 2005 we funded our operations with net proceeds of approximately $4,857,383 we received from financing activities. The Company is adequately confident that equity financing or debt will be available to fund its operations until revenue streams are sufficient to fund operations; however, the terms and timing of such equity or debt cannot be predicted. The Living Window(TM) product line has been commercialized during 2005 and management expects to begin generating revenue from the RediAlert(TM) product line by the late first half of 2006. The Company cannot assure that it will generate revenues by that date or that its revenues will be sufficient to cover all operating and other expenses of the Company. If revenues are not sufficient to cover all operating and other expenses, the Company will require additional funding.

We will be dependent on third parties and certain relationships to fulfill our obligations.

Because manufacturing of the OnScreen(TM) LED technology products is contracted to companies better equipped financially and technologically to design and manufacture OnScreen(TM) LED technology end products, we are heavily dependent on these third parties to adequately and promptly provide the end product. The Company is dependent upon its ability to maintain the agreements with these designers and manufacturers and other providers of raw materials and components who provide these necessary elements to fulfill our product delivery obligations at the negotiated prices.

We initially depend on commercial sales to the advertising market.

We currently market our OnScreen(TM) LED architecture related products to retail sales businesses such as new and used automobile dealerships, convenience stores, restaurants, etc. Because our OnScreen(TM) LED architecture is innovative, we have recently begun presentation to the retail advertising market; therefore, its acceptance at this time is not known. Principally, our Living Window(TM) and RediAd(TM) products are designed for this purpose.

Our second marketing focus is on government agencies.

Our second marketing focus is to sell our products to government agencies, such as departments of transportation, police departments and other emergency personnel. Our RediAlert(TM) is our first product directed toward this market. Generally, the inspection, approval process and funding involved with government agencies can take many months and are subject to cancellation by the governmental agency without penalty. Our business could suffer if we are not successful in marketing our products to a significant number of governmental agencies or if contracts we enter into with such agencies are cancelled.

The market for LED signage is extremely competitive.

Because the LED signage industry is highly competitive, we cannot assure you that we will be able to compete effectively. We are aware of several other companies that offer LED products, although not identical to our OnScreen(TM) LED technology. These competitors provide their services primarily to the billboard industry. All of these competitors have been in business longer than we have and have significantly greater assets and financial resources than currently available to us. We expect competition to intensify as innovation in the LED industry advances and as current competitors expand their market into the portable, lightweight signage that is the initial market for the OnScreen(TM) LED architecture. We cannot assure you that we will be able to compete successfully against current or future competitors. Competitive pressures could force us to reduce our prices and may make it more difficult for us to attract new customers and retain current customers.

The use of portable emergency roadway signage is a recent development and the extent of customer acceptance is not yet known.

Portable LED emergency roadway signage is a relatively new and evolving industry. For the Company to be successful, government agencies must be willing to obtain government administrative approval and public results satisfaction. There is no way to be sure that a sufficient number of government agencies will utilize our product to enable us to remain profitable.

We depend on key personnel and will need to recruit new personnel as we grow.

As a small company we are currently dependent on the efforts of a limited number of management personnel. We believe that given the large amount of responsibility being placed on each member of our management team, the loss of the services of any member of this team at the present time would harm our business.

If we are successful in expanding our product and customer base, we will need to add additional key personnel as we continue to grow. If we cannot attract and retain enough qualified and skilled staff, the growth of our business may be limited. Our ability to provide services to customers and expand our business depends, in part, on our ability to attract and retain staff with professional experiences that are relevant to technology development and other functions we perform. Competition for personnel with these skills is intense. We may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or expand our business.

We believe our future success will depend in part on the following:

      o     the continued employment and performance of our senior management,
      o our ability to retain and motivate our officers and key employees, and
      o our ability to identify, attract, hire, train, retain, and motivate other highly skilled technical, managerial, marketing, sales and customer service personnel.

If we fail to adequately protect our trademarks and proprietary rights, our business could be harmed.

The steps we take to protect our proprietary rights may be inadequate. We regard our patents, trademarks, trade secrets and similar intellectual property as critical to our success. We rely on trademark and patent law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without our authorization. Although we have been granted registration rights for our OnScreen(TM) trademark, there is no assurance our pending trademark applications for RediAlert, RediAd, Living Window, RDES or RediDMS will be approved. Effective trademark, patent and trade secret protection may not be available in every country in which we may in the future offer our products. Therefore, we may be unable to prevent third parties from infringement on or otherwise decreasing the value of our trademarks, patents and other proprietary rights.

If we are to remain competitive, we must be able to keep pace with rapid technological change.

Our future success depends, in part, on our ability to develop or license leading technologies useful in our business, enhance the ease of use of existing products, develop new products and technologies that address the varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If we are unable, for technical, legal, financial or other reasons, to incorporate new technology in new features or products, we may not be able to adapt in a timely manner to changing market conditions or customer requirements.

We may infringe intellectual property rights of third parties.

Litigation regarding intellectual property rights is common in the software and technology industries. We may in the future be the subject of claims for infringement, invalidity or indemnification claims based on such claims of other parties' proprietary rights. These claims, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, or require us to enter into royalty or licensing agreements. There is a risk that such licenses would not be available on reasonable terms, or at all. Although we believe we have the ability to use our intellectual property to operate and market our existing products without incurring liability to third parties, there is a risk that our products infringe the intellectual property rights of third parties.

Third parties may infringe on our intellectual property rights

There can be no assurance that other parties will not claim infringement by us with respect to our current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, with or without merit, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us, or at all. As a result, any such claim of infringement against us could have a material adverse effect upon our business, results of operations and financial condition.

RISKS RELATED TO OUR COMMON STOCK

Our Common Stock price may be volatile, which could result in substantial losses for individual stockholders.

The market price for our Common Stock is volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control, which means our market price could be depressed and could impair our ability to raise capital:

      o     actual or anticipated variations in our quarterly operating results;
      o announcements of technological innovations or new products or services by us or our competitors;
      o     changes in financial estimates by securities analysts;
      o     conditions or trends relating to the LED industry;
      o changes in the economic performance and/or market valuations of other LED related companies;
      o     additions or departures of key personnel;
      o     fluctuations in the stock market as a whole.

Our Certificate of Incorporation limits director liability thereby making it difficult to bring any action against them for breach of fiduciary duty.

As permitted by Colorado law, the Company's Articles of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provisions and Colorado law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

We may be unable to meet our future capital requirements.

We are substantially dependent on receipt of additional capital to effectively execute our business plan. If adequate funds are not available to us on favorable terms we will not be able to develop new services or enhance existing services in response to competitive pressures, which would affect our ability to continue as a going concern. We do not anticipate issuing any additional shares of our Series A or Series B Convertible Preferred Stock as a source of capital. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.

Penny stock regulations may impose certain restrictions on marketability of our stock.

The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our Common Stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

We have never paid dividends on our Common Stock and do not expect to pay any in the foreseeable future. Preferred Shares impose restrictions on our ability to pay Common Stock dividends.

A potential purchaser should not expect to receive a return on their investment in the form of dividends on our Common Stock. We have never paid cash dividends on our Common Stock and we do not expect to pay dividends in the foreseeable future. Our ability to pay dividends on our Common Stock is restricted by the terms of our agreements with the holders of our Series A and Series B Convertible Preferred Stock. Holders of our Series A Preferred Stock are entitled to annual dividends of 10%, currently aggregating $47,143 quarterly, assuming no conversion. In the past, we have fulfilled our dividend obligations on the Series A Convertible Preferred Stock through the issuance of additional shares of our Series A Convertible Preferred Stock to the holders of our series A Preferred Stock as well as cash payments.

On December 31, 2005 dividends payable for the Series A Convertible Preferred Stock was $114,965. Holders of our Series B Convertible Preferred Stock are entitled to annual dividends of $1.00 per share. On December 31, 2005 all Series B Convertible Preferred Stock have been converted to common shares. We have accrued approximately $18,000 regarding the Series B Convertible Preferred Stock dividends.

Substantial sales of our Common Stock could cause our stock price to rapidly decline.

The market price of our Common Stock may fall rapidly and significantly due to sales of our Common Stock from other sources such as:

      o Common Stock underlying the conversion rights of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.
      o Common Stock underlying the exercise of outstanding options and warrants.
      o Common Stock, which are available for resale under Rule 144 or are otherwise freely tradable and which are not subject to lock-up restrictions.

Any sale of substantial amounts of our Common Stock in the public market, or the perception that these sales might occur, whether as a result of the sale of Common Stock received by shareholders upon conversion of our Series A or Series B Convertible Preferred Stock, exercise of outstanding warrants or options or otherwise, could lower the market price of our Common Stock. Furthermore, substantial sales of our Common Stock by such parties in a relatively short period of time could have the effect of depressing the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

The covenants with our Series A and Series B Convertible Preferred Stock shareholders restrict our ability to incur debt outside the normal course, acquire other businesses, pay dividends on our Common Stock, sell assets or issue our securities without the consent of the Series A Convertible Preferred and Series B Convertible Preferred Stock Shareholders. Such arrangements may adversely affect our future operations or may require us to make additional concessions to the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock in order to enter into transactions or take actions management deems beneficial and in our best interests of the holders of our Common Stock.

The forward-looking information in this Form S-8 may prove inaccurate.

This Form S-8 contains forward-looking statements and information that are based on management's beliefs as well as assumptions made by, and information currently available to, management. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," and, depending on the context, "will" and similar expressions, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the specific risk factors described above. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not intend to update these forward-looking statements and information.

                              SELLING SHAREHOLDERS

This prospectus relates to the offer and sale from time to time by directors, officers and/or other employees and consultants, who may be considered our "affiliates", of up to 2,000,000 shares of our common stock which may be acquired pursuant to our 2005 Equity Incentive Plan the names of whom are not known by the Registrant at the time of filing this Form S-8 Registration Statement. As the names and amounts of securities to be reoffered become known, the Registrant shall supplement this reoffer prospectus with that information as required by Rule 424(b) (section 230.424(b)). We will not receive any of the proceeds from sales by the selling shareholders.

On August 25, 2005 the Company's Board of Directors adopted the OnScreen Technologies, Inc. 2005 Equity Incentive Plan (the "Equity Incentive Plan") and authorized 2,000,000 shares of Common Stock to fund the Plan. At the 2005 Annual Meeting of Shareholders held on December 13, 2005, the Equity Incentive Plan was approved by the Company shareholders.

The Equity Incentive Plan is intended to: (a) provide incentive to employees of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by employees, directors and independent contractors by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining and rewarding employees, directors, independent contractors and advisors.

The Equity Incentive Plan provides for the issuance of incentive stock options
(ISOs) to any individual who has been employed by the Company for a continuous period of at least six months. The Equity Incentive Plan also provides for the issuance of Non Statutory Options (NSOs) to any employee who has been employed by the Company for a continuous period of at least six months, any director, or consultant to the Company. The Board shall determine the exercise price per share in the case of an ISO at the time an option is granted and such price shall be not less than the fair market value or 110% of fair market value in the case of a ten percent or greater stockholder. In the case of an NSO, the exercise price shall not be less than the fair market value of one share of stock on the date the option is granted. Unless otherwise determined by the Board, ISO's and NSOs granted under the Equity Incentive Plan have a maximum duration of 10 years.

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of this filing by: (i) each shareholder known by us to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each of our directors and executives and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock issuable upon exercise of options and warrants that are currently exercisable or that will become exercisable within 60 days of filing this document have been included in the table.

                            BENEFICIAL INTEREST TABLE

---------------------------- -------------------------- ------------------------- ----------------------- ---------------
                                   Common Stock           Series A Convertible     Series B Convertible
                                                            Preferred Stock          Preferred Stock
---------------------------- ------------- ------------ ------------- ----------- ---------- ------------ ---------------
                                                                      Percent                               Percent of
    Name and Address of                     Percent of                of Class                Percent of    all Voting
   Beneficial Owner (1)         Number      Class (2)      Number        (3)        Number     Class (4)   Securities (5)
---------------------------- ------------- ------------ ------------- ----------- ---------- ------------ ---------------
Brad Hallock (6)              8,073,490       7.21%          -             -          -           -           7.05%
John Thatch (7)               2,531,814       2.26%       211,221       10.63%        -           -           2.40%
William Clough (8)            1,583,154       1.41%          -             -          -           -           1.38%
Russell Wall (9)              1,691,493       1.50%          -             -          -           -           1.47%
Mark Chandler (10)            1,366,667       1.21%       903,726       45.49%       500       100.00%        2.41%
Charles Baker (11)            2,100,000       1.84%          -             -          -           -           1.80%
John Rouse (12)               6.153,170       5.50%                                                           5.38%
Walter Miles (13)            10.000.000       8.94%                                                           8.75%
Stephen Hallock (14)          8.224.627       7.22%                                                           7.49%
Kjell H. Qvale (15)           7,500,000       6.71%                                                           6.56%
Maryatha Miller                   -             -         210,000       10.57%        -           -             *
Richard S. Kearney                -             -         150,000       7.55%         -           -             *
Officers, Directors,
   executives as group       23,499,788      20.32%     1,114,947       56.12%       500       100.00%       21.26%
* Less than 1 percent


(1) Except as otherwise indicated, the address of each beneficial owner is c/o OnScreen Technologies, Inc., 600 NW 14th Avenue, Suite 100, Portland, Oregon 97209.

(2) Calculated on the basis of 70,623,219 shares of common stock issued and outstanding at March 31, 2006 and 41,200,000 shares of common stock issuable at March 31, 2006 except that shares of common stock underlying options and warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holder of such options or warrants. This calculation excludes shares of common stock issuable upon the conversion of Series A Preferred Stock.

(3) Calculated on the basis of 1,986,718 shares of Series A Preferred Stock issued and outstanding at March 31, 2006.

(4) Calculated on the basis of 500 shares of Series B Preferred Stock issued and outstanding at March 31, 2006.

(5) Calculated on the basis of an aggregate of 111,823,219 shares of common stock with one vote per share, 1,986,718 shares of Series A Preferred Stock with one vote per share, and 500 shares of Series B Preferred Stock with 1,000 votes issued / issuable and outstanding at March 31, 2006, except that shares of common stock underlying options and warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating beneficial ownership of securities of the holder of such options or warrants.

(6) Mr. Brad Hallock's common stock shares include 7,799,990 shares owned by Hallock Trust dtd 6/25/99 and include 200,000 shares he has the right to purchase pursuant to a warrant.

(7)   All shares are owned by Thatch Family Trust.

(8) Mr. Clough's common shares include 100,000 shares he has the right to purchase pursuant to a warrant.

(9) Mr. Wall's common stock shares include 700,000 shares he has the right to purchase pursuant to a warrant. Mr. Wall's common stock shares include 781,493 shares owned by his IRA account.

(10) Mr. Chandler's common stock shares include 700,000 shares he has the right to acquire pursuant to a warrant. Mr. Chandler's Series A Preferred shares include 250,000 shares owned by his IRA account.

(11) Mr. Baker's common stock shares include 2,100,000 shares he has the right to purchase pursuant to a warrant.

(12) Mr. Rouse's common stock shares include 1,233,334 shares he has the right to purchase pursuant to a warrant. Mr. Rouse's common stock shares include 16,500 shares owned by his IRA account.

(13) Mr. Miles' common stock share position includes direct entitlement and related party management shares. Mr. Miles' common stock shares include 2,000,000 shares he has the right to purchase pursuant to a warrant.

(14) Mr. Stephen Hallock's common stock shares include 5,200,000 shares owned by The Hallock Family Trust dtd 5/02/96 and include 1,350,000 shares he has the right to purchase pursuant to a warrant.

(15) All shares are owned by Kjell H. Qvale Survivors Trust. Mr. Kjell Qvale's common stock shares include 1,500,000 shares he has the right to purchase pursuant to a warrant.

                                 USE OF PROCEEDS

Shares covered by this prospectus will be sold by the selling shareholders as principals for their own account. We will not receive any proceeds from sales of any shares by selling shareholders.

                              PLAN OF DISTRIBUTION

The selling shareholders, or pledges, donees, or transferees of or successors in interest to the selling shareholders, may sell shares pursuant to this prospectus from time to time in transactions (including one or more block transactions) on the OTC:BB (or such market, if any, on which our common stock may be listed or quoted), in the public market, in privately negotiated transactions, or in a combination of such transactions. Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Sales may be made through brokers or to dealers and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions. Any shares covered by this reoffer prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this reoffer prospectus. We are paying all expenses of registration incurred in connection with this offering, but the selling shareholders will pay their own brokerage commissions and any other expenses they incur.

The selling shareholders and any dealers acting in connection with the offering or any brokers executing sell orders on behalf of a selling shareholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of shares by a selling shareholder and any commissions or discounts received by a broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, a broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through the broker or dealer.

                                  LEGAL MATTERS

On July 1, 2004, the Company filed a lawsuit against Mobile Magic Superscreen, Ltd. (breach of contract and civil conversion), Capitol City Trailers, Inc. (civil conversion) and another party (civil fraud) in the Court of Common Pleas of Franklin County, Ohio, Case Number 04 CVH 6884. This lawsuit relates to the 2001 contract with Mobile Magic Superscreen, Ltd. for the fabrication of a mobile LED superscreen that Mobile Magic failed to complete and deliver. The case against both defendants has been settled favorably for the Company and structured settlement agreements that provide periodic payments to the Company have been executed.

                                     EXPERTS

Our financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 incorporated by reference in this registration statement have been audited by Salberg & Company, P.A., Boca Raton, Florida, Independent Registered Public Accounting Firm, as stated in their report incorporated by reference herein, and are included in reliance upon the report given on the authority of said firm as experts in accounting and auditing.

Certain legal matters with respect security regulatory matters are passed upon by Johnson, Pope, Bokor, Ruppel & Burns, LLP, Clearwater, Florida.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the following documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we terminate the offering of these shares:

      (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the Commission February 24, 2006.
      (b) The Company filed a report on Form 8-K on March 24, 2006 in connection with the appointment of William J. Clough, Esq. and John
            P. Rouse to the board of directors; receipt by the Company of ten million three hundred thousand dollars from the sale of 12% Convertible Promissory Notes; and a press release announcing the conversion of this debt to equity.
      (c) The Company filed a report on Form 8-K on March 30, 2006 in connection with the Company's patent acquisition of WayCool thermal management cooling technology.
      (d) The Company filed a report on Form 8-K on April 6, 2006 announcing the acquisition of WayCool thermal management cooling technology.

You may request a copy of these documents, at no cost, by written request to:
OnScreen Technologies, Inc. Attn: Charles R. Baker, President and Chief Executive Officer, 600 NW 14th Avenue, Suite 100, Portland, OR 97209.

Item 4.  Description of Securities

This prospectus relates to the offer and sale from time to time by directors, officers and/or other employees and consultants, who may be considered our "affiliates", of up to 2,000,000 shares of our common stock which may be acquired pursuant to our 2005 Equity Incentive Plan. Our Common Stock is traded on the OTC Bulletin Board (OTCBB) under the trading symbol "ONSC".

As of December 31, 2005, there were 70,277,219 shares of our Common Stock issued and outstanding, subject to 5,922,500 warrants and options that were issued principally in consideration of employment and consulting services. The exercise prices range from $0.01 to $1.00 per share. As of December 31, 2005, we had in excess of 3,000 shareholders of record.

The holders of Common Stock and Series A Convertible Preferred are entitled to one vote per share and holders of Series B Convertible Preferred shares are entitled to one thousand votes per share for the election of directors and all other purposes and do not have cumulative voting rights. There is a restriction on the payment of any common stock dividends because any cumulative preferred stock dividends are required to be paid prior to the payment of any common stock dividends. Also, the retained earnings of the Company would be restricted upon an involuntary liquidation by the cumulative unpaid preferred dividends to the preferred stockholders and for the $1.00 per share Series A and $240 per share Series B liquidation preferences. Holders of our Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption, or sinking-fund provisions.

We have not paid any dividends on our common stock since inception. We expect to continue to retain all earnings generated by our operations for the development and growth of our business and do not anticipate paying any cash dividends to our common shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

Item 5. Interest of Named Experts and Counsel.

      None.

Item 6. Indemnification of Directors and Officers.

The Colorado General Corporation Act provides that each existing or former director and officer of a corporation may be indemnified in certain instances against certain liabilities which he or she may incur, inclusive of fees, costs and other expenses incurred in connection with such defense, by virtue of his or her relationship with the corporation or with another entity to the extent that such latter relationship shall have been undertaken at the request of the corporation; and may have advanced such expenses incurred in defending against such liabilities upon undertaking to repay the same in the event an ultimate determination is made denying entitlement to indemnification. The Company's bylaws incorporate the statutory form of indemnification by specific reference.

Item 7. Exemption from Registration Claimed.

      Not Applicable.

Item 8. Exhibits.

(a) Exhibits

Exhibit No.                  Description

3.1(1)         Amended Articles of Incorporation of the Company.

3.2(1)         Bylaws of the Company.

3.3(2) Articles of Amendment to Certificate of Incorporation - Certificate of Designations, Preferences, Limitations and Relative Rights of the Series A Preferred Stock, filed July 25, 2002.

3.4(2) Articles of Amendment to Articles of Incorporation-Terms of Series A Convertible Preferred Stock, filed November 13, 2003.

3.5(2)         Amendment to Restated Articles of Incorporation, filed December
               23, 2003.

3.6(2) Articles of Amendment to Certificate of Incorporation - Certificate of Designations of the Series B Convertible Preferred Stock, filed April 1, 2004.

3.7(4) Restated Articles of Incorporation, Officers' Certificate and Colorado Secretary of State Certificate filed June 30, 2004 showing corporate name change to OnScreen Technologies, Inc.

4.1(1) Investment Agreement dated May 19, 2000 by and between the Registrant and Swartz Private Equity, LLC.

4.2(1) Form of "Commitment Warrant" to Swartz Private Equity, LLC for the purchase of 1,000,000 shares common stock in connection with the offering of securities.

4.3(1) Form of "Purchase Warrant" to purchase common stock issued to Swartz Private Equity, LLC from time to time in connection with the offering of securities.

4.4(1) Warrant Side-Agreement by and between the Registrant and Swartz Private Equity, LLC.

4.5(1) Registration Rights Agreement between the Registrant and Swartz Private Equity, LLC related to the registration of the common stock to be sold pursuant to the Swartz Investment Agreement.

5.1(7) Opinion and consent of Johnson, Pope, Bokor, Ruppel & Burns, LLP, filed herewith.

10.1(2) Employment Agreement between the Registrant and John Thatch, dated November 2, 1999.

10.2(2) Contract and License Agreement between the Registrant and John Popovich, dated July 23, 2001.

10.3(2) Agreement by and among the Registrant, John Popovich and Fusion Three, LLC, dated January 14, 2004.

10.4(2) Letter Agreement between the Registrant and John Popovich, dated January 15, 2004.

10.5(2) Master Settlement and Release Agreement by and among the Registrant, Fusion Three, LLC, Ryan Family Partners, LLC, and Capital Management Group, Inc., dated February 3, 2004.

10.6(2)        First Amendment to Contract and License Agreement, dated February
               3, 2004.

10.7(2) Employment Agreement between the Registrant and Mark R. Chandler, COO/CFO, dated December 16, 2003.

10.8(2) Employment Agreement between the Registrant and Stephen K. Velte, CTO dated November 7, 2003.

10.9(2)        Reserved.

10.10(3) Consulting Services Agreement by and among the Registrant, David Coloris, Excipio Group, S.A., dated December 22, 2003.

10.11(2) Commission Agreement between the Registrant and Gestibroker dated September 12, 2003.

10.12(2)       Addendum to Lease Agreement dated February 1, 2004.

10.13(4)       Lease Agreement dated October 15, 2004.

10.14(4) Second Addendum to the Employment Agreement of John "JT" Thatch dated February 3, 2004.

10.15(2) Lockup Agreement between the Registrant and Excipio Group, S.A., dated December 12, 2003.

10.16(2) Agreement between the Registrant and Visual Response Media Group, Inc., dated February 3, 2004.

10.17(4) Assignment, dated February 16, 2005, of OnScreen(TM) technology patents ownership from inventor to CH Capital, Inc.

10.18(4) Assignment, dated February 16, 2005, of OnScreen(TM) technology patents ownership from CH Capital, Inc. to Company.

10.19(4) Contract between SMTC Manufacturing Corporation and Company dated November 9, 2004

10.20(4) Technology Reseller Agreement between eLutions, Inc. and Company dated January 31, 2005

10.21(4) Third Addendum to the Employment Agreement of John "JT" Thatch dated March 28, 2005.

10.22(4) Promissory Note dated March 25, 2005 evidencing $1,500,000 unsecured short term loan.

10.23(5)       OnScreen Technologies, Inc. 2005 Equity Incentive Plan

14.1(6) OnScreen Technologies, Inc. Code of Ethics for Principal Executive and Financial Officers and OnScreen Technologies, Inc. Code of Ethics and Business Conduct Statement of General Policy

22.1(6)        Proxy Statement and Notice of 2005 Shareholder Meeting.

23.3(7) Consent of Salberg & Company, P.A., Independent Registered Public Accounting Firm for incorporation by reference of their report into Form S-8 filed herewith.

23.4(7)        Consent of Johnson, Pope, Bokor, Ruppel & Burns, LLP, included in
               Exhibit 5.1.

Footnotes to Exhibits:

      1 Incorporated by reference to our Registration Statement on Form SB-2/A filed with the Commission on October 26, 2001.

      2 Incorporated by reference to our Form 10-KSB filed with the Commission on April 14, 2004.

      3 Incorporated by reference to our Report on Form S-8 filed with the Commission on January 15, 2004.

      4 Incorporated by reference to our Report on Form 10-KSB filed with the Commission on May 4, 2005.

      5 Incorporated by reference to our Proxy Statement pursuant to Section 14(a) filed October 7, 2005.

      6     Incorporated by reference, filed November 7, 2005.

      7     Filed herewith.

Item 9. Undertakings.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on April 27, 2006.

OnScreen Technologies, Inc.

              Name                     Title                          Date
              ----                     -----                          ----


  /s                                   CEO/Pres./Director         April 27, 2006
---------------------------------
         Charles R. Baker


  /s/                                  CFO                        April 27, 2006
---------------------------------
         Mark R. Chandler


  /s/                                  Director                   April 27, 2006
---------------------------------
         Russell L. Wall


  /s/                                  Director                   April 27, 2006
---------------------------------
         Bradley J. Hallock


  /s/                                  Director                   April 27, 2006
---------------------------------
         William J. Clough